UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

JAY C. GRAHAM

DR. KATHRYN J. JACKSON

D. MARK LELAND

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”), and the Rice Group intends to file a definitive proxy statement and accompanying WHITE proxy card with the SEC, to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

On May 9, 2019, the Rice Group issued the following press release:

Rice Team Responds to Letter from EQT Board

Carnegie, PA, May 9, 2019 -- Toby Z. Rice and Derek A. Rice (the Rice Team), shareholders of EQT Corporation (NYSE: EQT), today issued the following statement in response to the public letter sent by certain members of EQT’s Board of Directors.

“We are pleased that three long-serving directors who have overseen significant value destruction at EQT will be stepping down. It is disappointing to us that it took substantial time and effort on our part to prompt this positive change. However, we do not believe this reactionary move by the Board is sufficient to achieve the fundamental changes needed at EQT.

As we and other shareholders have been saying for many months, the problem at EQT is that the leadership team lacks the vision, ambition and execution capability to deliver on the promise of EQT’s outstanding assets. Modest Board changes without a leadership team change will not, in our view, put EQT on a path to unlock the true potential of its asset base. The reality is that even if EQT achieves management’s stated 2019 targets, it would remain the highest-cost operator in the Appalachian Basin.

As major shareholders and proven operators, the Rice Team stands ready to deliver on EQT’s stated January 2019 plan plus an incremental $500 million of free cash flow annually. Our track record speaks for itself. We look forward to engaging with our fellow shareholders and describing our operating plan and experience.

We are also disappointed that members of EQT’s Board have disingenuously claimed our campaign is an attempt to further our family’s interests. The Board knows that the Rice Team began this campaign only after several of EQT’s largest shareholders reached out to us, expressing their disappointment with the Company’s performance. The Rice Team has nominated directors and will solicit support because all shareholders deserve a proven management team that can deliver results that reflect the potential of EQT’s world class assets.”

A copy of the Rice Team’s presentation outlining its plan for EQT can be found at www.eqtpathforward.com.

IMPORTANT INFORMATION

On April 22, 2019, Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”), and the Rice Group intends to file a definitive proxy statement and accompanying WHITE proxy card with the SEC, to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

THE RICE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF EQT TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS NOW OR AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING D.F. KING & CO., INC., THE RICE GROUP’S PROXY SOLICITOR, BY PHONE (212-269-5550) OR E-MAIL (RICE@DFKING.COM). IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

PARTICIPANT INFORMATION

The participants in the proxy solicitation are anticipated to be Toby Z. Rice, Derek A. Rice, the Rice Energy 2016 Irrevocable Trust (the “Rice Trust”), Andrew L. Share, Rice Investment Group, L.P. (“Rice Investment”), Daniel J. Rice III, J. Kyle Derham, William E. Jordan, Lydia I. Beebe, Lee M. Canaan, Jay C. Graham, Dr. Kathryn J. Jackson, D. Mark Leland, John F. McCartney, Daniel J. Rice IV, and Hallie A. Vanderhider.

As of the date hereof, Toby Z. Rice beneficially owns directly 400,000 shares of Common Stock, no par value, of EQT (the “Common Stock”), Derek A. Rice directly and indirectly beneficially owns 272,651 shares of Common Stock, the Rice Trust directly beneficially owns 5,676,000 shares of Common Stock, Andrew L. Share, as the trustee of the Rice Trust, may be deemed to beneficially own 5,676,000 shares of Common Stock that are beneficially owned directly by the Rice Trust, Daniel J. Rice III directly and indirectly beneficially owns 1,011,407 shares of Common Stock, Lydia I. Beebe directly beneficially owns 1,000 shares of Common Stock, J. Kyle Derham directly and indirectly beneficially owns 50,000 shares of Common Stock, Dr. Kathryn J. Jackson directly beneficially owns 500 shares of Common Stock, William E. Jordan directly and indirectly beneficially owns 103,285 shares of Common Stock, John F. McCartney directly beneficially owns 4,473 shares of Common Stock, Daniel J. Rice IV directly beneficially owns 219,609 shares of Common Stock and Hallie A. Vanderhider directly beneficially owns 5,000 shares of Common Stock. As of the date hereof, Ms. Canaan and Messrs. Graham and Leland and Rice Investment do not own any shares of Common Stock.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com